EXHIBIT 99.3



         Not for release, publication or distribution in or into Canada,
                               Australia or Japan


                    TELEWEST COMMUNICATIONS PLC ("TELEWEST")

                          CLOSURE OF PRE-EMPTIVE ISSUE



Telewest announces that, as envisaged in its announcements on 4 August and 19 August 1998, its Pre-emptive Issue closed at 3pm on Friday 28 August 1998.

At that time, Telewest had received applications for 221,501,992 new Telewest shares at 92.5 pence per share, representing approximately 85.0 per cent. of the new Telewest shares available under the Pre-emptive Issue. New Telewest shares which have not been applied for will be taken up by MediaOne Group, Inc., Tele-Communications International, Inc. and Cox Communications, Inc. in accordance with their commitments under the Subscription Agreement.

The Directors expect that the new Telewest shares issued in connection with the Pre-emptive Issue (and in connection with Telewest's Offer for General Cable) will be admitted to the Official List of the London Stock Exchange Limited, and that dealings will commence, at 9.00 a.m. today.


1 September 1998

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PRESS ENQUIRIES

TELEWEST                                                          01483 750900
Charles Burdick

J. HENRY SCHRODER & CO. LIMITED ("SCHRODERS")                     0171 658 6000
James Steel



Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the Offer and the Pre-emptive Issue and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for giving advice in relation to the Offer and the Pre-emptive Issue.